BANPONCE                                       (letterhead) BANPONCE CORPORATION
CORPORATION

For additional information contact:
Jorge A. Junquera
Senior Executive Vice President
(787) 754-1685

October 7, 1996



                                                                   News Release



            BANPONCE CORPORATION AND SUBSIDIARIES (THE CORPORATION) EARNINGS FOR THE QUARTER AND NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1996

     BanPonce Corporation reported net income of $46.3 million for the third quarter of 1996, compared with $38.3 million reported for the same quarter of 1995, an increase of $8.0 million or 20.8%. Earnings per common share (EPS) for the quarter were $0.67, based on 66,048,673 average shares outstanding, compared with $0.55, based on 65,844,636 average shares outstanding for the quarter ended September 30, 1995, after adjusting for the stock split in the form of a dividend of one share for each share outstanding effective on July 1, 1996. Net earnings for the first and second quarter of 1996 were $45.1 million and $46.1 million, respectively, or $0.65 and $0.67 per common share, based on 65,949,872 and 66,001,180 average shares outstanding.

     Return on assets (ROA) and return on common equity (ROE) for the third quarter of 1996 were 1.10% and 15.94%, respectively. For the same period of 1995, the Corporation reported ROA and ROE of 1.03% and 14.55%, respectively. For the second quarter of 1996 these ratios were 1.16% and 16.56%.

     For the first nine months of 1996, the Corporation's net earnings amounted to $137.5 million, compared with $106.1 million for the same period in 1995. EPS for the first nine months of 1996 were $1.99, compared with $1.52 for the same period of 1995. ROA and ROE for the first nine months of 1996 were 1.14% and 16.29%, respectively. For the same period of 1995 these ratios were 1.03% and 14.00%.

     On April 26, 1996, the Board of Directors authorized a two-for-one common stock split effected in the form of a dividend, which doubled the total outstanding shares at the time. The new shares were distributed on July 1, 1996, to shareholders of record as of June 14, 1996. All per share data included herein has been adjusted to reflect the stock split.

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2 - BANPONCE CORPORATION 1996 THIRD QUARTER RESULTS

     The Corporation's results of operations for the quarter ended September 30, 1996, reflected an increase of $23.8 million in net interest income and an increase of $4.6 million in other revenues when compared with the same quarter of 1995. These improvements were partially offset by an increase of $15.9 million in operating expenses, $3.4 million in the provision for loan losses and $1.1 million in income taxes.

     The rise in net interest income for the quarter resulted mainly from an increase of $2.0 billion in the average volume of earning assets. Investment securities, trading and money market investments accounted for $1.0 billion of that increase, while average loans accounted for the remaining $ 1.0 billion increase. Most loan categories showed increases. The increase in the volume of earning assets was funded through a higher amount of deposits and borrowings. The net interest margin (NIM) for the quarter ended September 30, 1996, was 4.40%, compared with 4.33% for the third quarter of 1995. For the first and second quarter of 1996 the NIM was 4.48% and 4.52%, respectively. For the first nine months of 1996 the NIM was 4.47%, compared with 4.46% for the same period of 1995.

     The growth in the Corporation's loan portfolio and an increase in net charge-offs were the major reasons for the increase in the provision for loan losses. Net charge-offs for the quarter ended September 30, 1996, were $18.8 million or 0.80% of average loans compared with $13.3 million or 0.64% for the third quarter of 1995, and $18.1 million or 0.80% for the second quarter of 1996. As a percentage of average loans, net charge-offs were 0.76% and 0.54% for the nine-month periods ended on September 30, 1996 and 1995, respectively. Non-performing assets were $153 million or 1.60% of ending loans at September 30, 1996, compared with $156 million or 1.84% at the end of the third quarter of 1995 and $152 million or 1.64% at June 30, 1996.

     Other service fees and service charges on deposit accounts rose $2.6 million and $1.4 million, respectively, partially offset by a reduction of $1.9 million in other operating income. Banco Popular accounted for $2.1 million of the increase in other service fees. This rise was mainly reflected in fees related to transactions at point-of-sale (POS) terminals, credit and debit card fees and commissions earned on the sale and administration of investment products. Service charges on deposit accounts increased $1.2 million at Banco Popular mainly due to a higher activity on


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3 - BANPONCE CORPORATION 1996 THIRD QUARTER RESULTS

commercial accounts and higher volume of deposits. The reduction in other operating income was primarily a result of write-downs recorded on impaired assets and a reduction in the gain on sale of mortgage loans, partially offset by higher daily rental income realized by the Corporation's leasing subsidiaries. During this quarter, the Corporation realized $4.9 million in gains on sale of securities. A significant portion of those gains was realized on the sale of equity securities by one of the Corporation's subsidiaries.

     Personnel costs increased $5.7 million as compared with the third quarter of 1995. Most of the increase was reflected in salaries and benefits expenses due mainly to annual merit increases, greater use of incentive pay for increased sales efforts and the Corporation's business expansion. Other operating expenses increased $10.2 million, mostly in professional fees, business promotion, equipment expenses and communications. These increases were principally attributed to the growth in the Corporation's business activity, including the costs related to the expansion of the electronic payment system, the growth in the network of POS terminals and the development and promotion of new products and services in accordance with the Corporation's ongoing strategic initiatives. Also increasing other operating expenses in this quarter was a $1.15 million expense recorded by Banco Popular, FSB, as a result of a one-time assessment to capitalize the Savings Association Insurance Fund
(SAIF).

     The Corporation's total assets at September 30, 1996, amounted to $16.8 billion, compared with $14.9 billion at September 30, 1995. Banco Popular accounted for $865 million of that growth, while BP Capital and Equity One increased $454 million and $202 million, respectively. Total assets at June 30, 1996, were $16.4 billion. At September 30, 1996, total loans amounted to $9.6 billion, compared with $8.5 billion a year ago and $9.3 billion at June 30, 1996. Commercial loans reflected the major growth, particularly at Banco Popular.

     The allowance for loan losses amounted to $182.4 million as of September 30, 1996, or 1.90% of loans, compared with $164.4 million or 1.94% at the same date in 1995. At June 30, 1996, the allowance for loan losses totaled $178.3 million or 1.92% of loans. The allowance as a percentage of non-performing assets was 118.9% at September 30, 1996, compared with 105.5% at the end of the third quarter of 1995 and 117.0% at June 30, 1996.

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4 - BANPONCE CORPORATION 1996 THIRD QUARTER RESULTS

     Total deposits were $10.6 billion at September 30, 1996, compared with $9.7 billion at September 30, 1995, and $10.6 billion at the end of the second quarter of 1996. Banco Popular accounted for $768 million of the increase in deposits.

     At September 30, 1996, stockholders' equity totaled $1.22 billion, compared with $1.10 billion at the same date last year. Stockholders' equity was $1.19 billion at June 30, 1996. The market value of the Corporation's common stock at September 30, 1996, was $27.00 per share, compared with $19.38 at September 30, 1995, and $22.50 at June 30, 1996. The Corporation's market capitalization at September 30, 1996, was $1.8 billion, compared with $1.3 billion at September 30, 1995, and $1.5 billion at June 30, 1996. At September 30, 1996, the Corporation's common stock had a book value per share of $16.96.

     Acquisitions continue to be an integral component of the Corporation's diversification strategy, focusing its expansion plans on the mainland and in the Caribbean. On September 30, 1996, the Corporation acquired all the common stock of Comban Corp, which is the bank holding company of Commerce National Bank, based in City of Commerce, California. This acquisition brings to the Corporation $75 million in assets and $63 million in deposits at September 30, 1996, and three branches in California, where Banco Popular already operates a branch. The new branches are located in City of Commerce, Montebello and Downey.

     In September 26, the Corporation signed a letter of intent to acquire CBC Bancorp and its two state banking subsidiaries. CBC Bancorp is the parent company of Capitol Bank & Trust in Chicago and Capitol Bank of Westmont. CBC Bancorp, with assets of $315 million and deposits of $280 million at June 30, 1996, operates three branches in Chicago and Westmont, Illinois. Through this acquisition the Corporation will increase its existing franchise in the Chicago market to approximately $750 million in assets, $650 million in deposits and eight branches.

     In August, the U.S. Congress approved legislation that increased the federal minimum wage and repealed Section 936 of the U.S. Internal Revenue Code. In general terms, Section 936 provided U.S. companies (936 Corporations) operating on the island with a tax credit against the federal tax liability on income derived from business operations and investment income in Puerto Rico. The bill approved repealed the Qualified Possession Source Investment Income ("QPSII") for taxable

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5 - BANPONCE CORPORATION 1996 THIRD QUARTER RESULTS

years beginning after June 30, 1996, while the income and the wage credit will be phased out in 10 years. The tax-exempt status of passive investments in Puerto Rico held by 936 Corporations has created a local funds market whose cost is usually below that of the U.S. mainland or the Eurodollar market. The Corporation anticipates a substantial reduction in the volume of 936 funds, although as of this writing there have been no significant changes in the local market. Most of these funds will be replaced with conventional funds, which may cause the cost of funds to slightly increase and the net interest income to decrease during the fourth quarter of 1996. The anticipated negative impact in the net interest income is expected to be partially offset by a decrease in the cost of complying with various investment requirements imposed by local regulations to all recipients of 936 funds. At September 30, 1996 the Corporation maintained $3.2 billion in 936 funds, representing 20.6% of its liabilities.

     On September 30, 1996, President Clinton signed into law, as part of the Omnibus Budget Reconciliation Act, the "Deposit Insurance Funds Act of 1996" (the Act). The Act provides for the capitalization of the Savings Association Insurance Fund (SAIF) to its designated reserve ratio of 1.25% of insured deposits in thrift institutions. In doing so, the Act gives the FDIC the legal authority to impose a special one-time assessment on all SAIF insured institutions. As previously mentioned and as a result of the above, Banco Popular, FSB, an indirect subsidiary of the Corporation, recognized a $1.15 million expense related to this one-time assessment at the end of this quarter.



                                     * * *


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BANPONCE CORPORATION
FINANCIAL SUMMARY

(In thousands, except per share data)

                                                                               Third         FOR THE NINE MONTHS ENDED
                                               1996               1995        Quarter               SEPTEMBER 30
                                       -----------------------------------   1996-1995    -----------------------------------
                                        THIRD       Second        Third       Percent                                Percent
                                       QUARTER      Quarter      Quarter      Variance      1996         1995        Variance
                                       -----------------------------------   ---------    -----------------------------------
SUMMARY OF OPERATIONS

Interest income                        $327,097     $309,975     $288,459       13.39%    $939,999     $807,495       16.41%
Interest expense                        154,861      141,767      140,044       10.58      437,095      379,433       15.20
                                       -----------------------------------   ---------    -----------------------------------

Net interest income                     172,236      188,206      148,415       16.05      502,904      428,062       17.48
Provision for loan losses                22,436       21,672       18,987       18.17       65,381       43,331       50.89
                                       -----------------------------------   ---------    -----------------------------------

Net interest income after provision
  for loan losses                       149,800      146,536      129,428       15.74      437,523      384,731       13.72

Other operating income                   46,704       50,718       44,588        4.75      147,747      122,101       21.00
Gain (loss) on sale of securities         4,911          (20)       1,950                    5,620        2,062
Trading account profit (loss)              (216)      (1,383)         293                     (661)         593
                                       -----------------------------------   ---------    -----------------------------------

Total other income                     $ 51,399       49,315       46,831        9.75      152,706      124,766       22.40

Salaries and benefits                    62,304       61,766       57,928        7.56      185,803      172,822        7.51
Profit sharing                            5,789        5,685        4,435       30.53       17,544       14,268       22.96
Other operating expenses                 67,360       64,393       57,233       17.69      194,649      175,545       10.88
                                       -----------------------------------   ---------    -----------------------------------

Total operating expenses                135,453      131,844      119,596       13.26      397,996      362,635        9.75
                                       -----------------------------------   ---------    -----------------------------------

Income before income tax                 65,746       64,007       56,663       16.03      192,233      146,852       30.90
Income tax                               19,473       17,952       18,356        6.09       54,763       40,743       34.41
                                       -----------------------------------   ---------    -----------------------------------

Net income                             $ 46,273     $ 46,055     $ 38,307       20.80     $137,470     $106,109       29.56
                                       ===================================   =========    ===================================

Net income applicable to common stock  $ 44,185     $ 43,967     $ 36,220       21.99     $131,208     $ 99,847       31.41
                                       ===================================   =========    ===================================

Earnings per common share:
Net income*                            $   0.67     $   0.67     $   0.55       21.62     $   1.99     $   1.52       30.99
                                       ========     ========     ========       =====     ========     ========       =====

Average common shares outstanding*   66,048,673   66,001,180   65,844,636               66,000,086   65,789,0l4
Common shares outstanding at end
  of period*                         66,048,673   66,00l,180   65,844,636               66,048,673   65,844,636

* Restated to reflect the stock split in the form of a dividend of one share for each share outstanding effective on July 1, 1996.

BANPONCE CORPORATION
Financial Summary
(in thousands)

                                                                          Third         For the nine months ended
                                          1996                1995       Quarter               September 30
                                --------------------------------------  1996-1995 -----------------------------------
                                 Third         Second         Third      Percent                             Percent
                                Quarter        Quarter       Quarter     Variance     1996         1995      Variance
                                --------------------------------------  --------- -----------------------------------
SELECTED AVERAGE BALANCES
Total assets                   $16,796,305   $15,988,100   $14,708,550    14.19   $16,116,236   $13,759,405    17.13
Loans                            9,386,931     9,033,179     8,360,391    12.28     9,057,462     8,106,514    11.73
Earning assets                  15,769,431    15,020,119    13,787,514    14.37    15,142,449    12,896,331    17.42
Interest-bearing liabilities    13,285,087    12,464,300    11,596,367    14.56    12,655,292    10,679,496    18.50
Stockholders' equity             1,202,292     1,167,856     1,087,119    10.59     1,175,776     1,053,384    11.62

PEFORMANCE RATIOS
Net interest yield*                   4.40%         4.52%         4.33%                  4.47%         4.46%
Return on assets                      1.10          1.16          1.03                   1.14          1.03
Return on common equity              15.94         16.56         14.55                  16.29         14.00

CREDIT QUALITY DATA
Nonperforming assets           $   153,400   $   152,401   $   155,915    -1.61   $   153,400   $   155,915    -1.61
Net loans charged-off               18,796        18,066        13,291    41.42        51,804        32,699    58.43
Allowance for loan losses          182,372       178,330       164,430    10.91       182,372       164,430    10.91
Nonperforming assets to
  total assets                        0.92%         0.93%         1.04%                  0.92%         1.04%
Allowance for losses to loans         1.90          1.92          1.94                   1.90          1.94

SELECTED FINANCIAL DATA AT
  PERIOD-END
Total assets ...............   $16,755,598   $16,442,137   $14,934,595            $16,755,598   $14,934,595    12.19
Loans ......................     9,589,289     9,279,332     8,486,900              8,589,289     8,486,900    12.99
Earning assets .............    15,666,005    15,333,607    13,967,927             15,666,005    13,967,927    12.16
Interest-bearing liabilities    13,158,716    12,833,828    11,745,871             13,158,716    11,745,871    12.03
Stockholder's equity .......     1,220,105     1,187,138     1,102,047              1,220,105     1,102,047    10.71

* Not on a taxable equivalent basis